UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2009

CRYOPORT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51578	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California 92630
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2009, the Compensation and Governance Committee of the Board of Directors (the "Committee") of CryoPort, Inc. (the “Company”) approved an employment agreement with Larry G. Stambaugh, the Company's President, Chief Executive Officer and Chairman of the Board of Directors.  Mr. Stambaugh was elected as Chairman of the Board on December 10, 2008 and subsequently as President and Chief Executive Officer on February 20, 2009, as reported by the Company in a Current Report on Form 8-K which was filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2009.  The following is a summary of the material terms of Mr. Stambaugh’s employment agreement, a copy of which is filed as Exhibit 10.18 to this Form 8-K and incorporated herein by reference.

Term.  Mr. Stambaugh’s employment agreement commenced on August 1, 2009 and will continue in effect until his employment is terminated under the provisions of the employment agreement (the “Term”).

Base salary, annual cash incentive award and benefits. The employment agreement provides for an annual base salary of $360,000 which may be increased annually at the discretion of the Committee.  Mr. Stambaugh also may be eligible to receive a discretionary annual bonus of up to sixty percent (60%) of his then effective annualized base salary pursuant to an incentive plan to be prepared by the Company’s Board of Directors with Mr. Stambaugh’s participation.  In addition, in the event that the Company raises an aggregate of $5,000,000 pursuant to equity and/or convertible debt financings during the period from March 30, 2009 to the last day of the Term, then Mr. Stambaugh shall be entitled to receive a one-time incentive payment in the amount of $125,000.  Mr. Stambaugh is eligible to participate in all employee benefits plans or arrangements which may be offered by the Company during the Term.  The Company shall pay the cost of Mr. Stambaugh’s health insurance coverage in accordance with the Company’s plans and policies during the Term.  Mr. Stambaugh shall also be eligible for twenty-five (25) days paid time off a year, and is entitled to receive fringe benefits ordinarily and customarily provided by the Company to its senior officers.

Option Grant.  In addition to a previously awarded warrant to purchase for 500,000 shares common stock issued to Mr. Stambaugh on December 10, 2008 (the "Initial Warrant"), on October 1, 2009, or sooner if permitted by debt restrictions, Mr. Stambaugh will become entitled to receive an incentive stock option to acquire 670,000 shares of common stock of the Company at the greater of the per share fair market value of such common stock or the current price allowable under convertible debenture agreements (“Debentures”) entered into by the Company on September 27, 2007 and May 30, 2008, if the Debentures are still in force and effect.  The right to exercise the stock option will vest as to 33⅓% of the underlying shares of common stock upon grant, with the remaining underlying shares vesting in equal installments on the first and second anniversary of the grant date.

Payments upon termination of employment.  Upon any termination of Mr. Stambaugh’s employment for any reason, including by the Company “for cause” (as defined in the agreement), Mr. Stambaugh will receive his salary through the date of termination and any accrued but unpaid vacation, and he will retain all of his rights to benefits earned prior to termination under Company benefit plans in which he participates.  If the Company terminates Mr. Stambaugh’s employment other than “for cause” or Mr. Stambaugh terminates his employment due to a “constructive discharge” (as defined in the agreement), subject to Mr. Stambaugh’s signing of a general release, Mr. Stambaugh will receive a severance payment equal to (i) six months’ base salary, if such termination occurs during the first twelve months of his employment, or (ii) twelve months’ base salary if such termination occurs following the first twelve months of his employment, and, in either instance, continued health care insurance coverage for one year.

Post-termination covenants.  Mr. Stambaugh has agreed not to solicit any Company employees during the Term and the one year period following the termination of his employment.

Prior to entering into the employment agreement, Mr. Stambaugh worked as a consultant for the Company on a monthly retainer basis.  In connection therewith, the Company previously reported Mr. Stambaugh’s compensation arrangement in an Annual Report on Form 10-K which was filed with the SEC on July 1, 2009, and in a Current Report on Form 8-K which was filed with the SEC on January 8, 2009.  The foregoing disclosures incorrectly stated that the Initial Warrant vested over a three year period from inception date in equal proportion.  Subsequent to the original reporting of the Initial Warrant, the Board of Directors confirmed that the vesting of the Initial Warrant was originally approved and should have been reported as vesting as to one-third (1/3) of the 500,000 underlying shares on the date of grant, and the remaining two-thirds (2/3) of the 500,000 underlying shares will vest on the first and second year anniversary of the grant date in equal proportion.

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Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.18	Employment Agreement with Larry G. Stambaugh, dated as of August 1, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: August 27, 2009	By: /s/ Larry G. Stambaugh
Larry G. Stambaugh
Chief Executive Officer and Chairman

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Exhibit Index

Exhibit No.	Description

10.18	Employment Agreement with Larry G. Stambaugh, dated as of August 1, 2009

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